Exhibit 99.1

ResMed Inc. Announces Results for the First Quarter of Fiscal Year 2016

Revenue increased 8% to $412 million; up 15% on a constant currency basis

GAAP diluted earnings per share of $0.57, or non-GAAP earnings per share of $0.58

Operating cash flow of $122.1 million

Company repurchased 1.2 million shares in the first quarter

San Diego, October 22, 2015 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended September 30, 2015. Revenue for the quarter was $411.6 million, an 8 percent increase compared with the quarter ended September 30, 2014 (a 15 percent increase on a constant currency basis).

“Our global team was able to drive strong double-digit constant currency growth in the first quarter of fiscal year 2016. This result was led by 39 percent flow generator and 9 percent mask growth in the Americas,” said Mick Farrell, ResMed’s chief executive officer. “We are investing for ongoing expansion and leadership in our high-growth regions. In October, we completed the acquisition of Curative Medical, making our combined ResMed and Curative business the market leader in sleep-disordered breathing and respiratory care in China.”

Farrell continued, “It has been a year since we launched our Air Solutions Platform. We have made incredible progress, with over one million patients with cloud-connected devices on bedside tables, providing actionable data every day for patients, customers, providers and payors. Our leading informatics capabilities enable our global team to enhance and deliver the most innovative products and solutions that improve patient outcomes, create efficiencies for our customers, help providers better manage chronic disease and lower healthcare costs. We have established ourselves as leaders in the field of connected care and digital health.”

Analysis of first quarter results

In the first quarter of fiscal year 2016, revenue in the Americas was $254.2 million, a 23 percent increase over the prior year’s quarter. Revenue in combined EMEA and APAC was $157.5 million, a 9 percent decrease compared with the quarter ended September 30, 2014 (a 5 percent increase on a constant currency basis).

Gross margin was 58.0 percent in the first quarter of fiscal year 2016, lower than the prior year’s quarter mainly due to an unfavorable product mix, declines in average selling prices and an unfavorable geographic mix.

Income from operations for the quarter was $98.0 million, a 4 percent increase compared with the quarter ended September 30, 2014. Non-GAAP income from operations for the quarter was $100.3 million, a 4 percent increase compared with the quarter ended September 30, 2014.

Selling, general and administrative expenses were $111.1 million for the first quarter of fiscal year 2016, a 1 percent increase (an 11 percent increase on a constant currency basis) over the quarter ended September 30, 2014. SG&A expenses improved to 27.0 percent of revenue in the quarter, compared with 29.1 percent in the quarter ended September 30, 2014.

Research and development expenses were $27.2 million for the first quarter of fiscal year 2016, or 6.6 percent of revenue. R&D expenses decreased by 9 percent (a 12 percent increase on a constant currency basis) compared with the quarter ended September 30, 2014.

Amortization of acquired intangible assets was $2.3 million during the quarter. Stock-based compensation costs incurred during the quarter of $12.4 million consisted of expenses associated with employee equity grants, and the company’s employee stock purchase plan.

Net income for the quarter was $80.4 million, a 3 percent decrease compared with the quarter ended September 30, 2014. Non-GAAP net income for the quarter ended September 30, 2015 was $82.1 million, a 3 percent decrease compared with the quarter ended September 30, 2014 (non-GAAP measures exclude the impact of amortization of acquired intangibles).

Diluted earnings per share for the quarter were $0.57. Non-GAAP diluted earnings per share for the quarter were $0.58.

Cash flow from operations for the quarter was $122.1 million.

Share repurchase program

During the quarter, the company repurchased 1.2 million shares at a cost of $62.0 million, as part of its ongoing capital management program.

Dividend program

The ResMed board of directors today declared a quarterly dividend of $0.30 per share. The dividend will have a record date of November 19, 2015, payable on December 17, 2015. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be November 17, 2015 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from November 18, 2015 through November 19, 2015, inclusive.

Webcast details

ResMed will discuss its financial and business results and outlook on its webcast at 1:30 p.m. U.S. Pacific Standard Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investors.resmed.com. Please go to this section of the website and click on the icon for the “Q1 2016 earnings webcast” to register and listen to the live webcast. The online archive of the broadcast will be available on ResMed’s website after the live call. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 855-859-2056 (U.S.) and +1 404-537-3406 (international) and entering a passcode of 43449699. The telephone replay will be available until November 5, 2015.

About ResMed

The global team at ResMed (NYSE:RMD) is united in the commitment to change millions of lives with every breath. With more than 4,000 employees and a presence in over 100 countries, the company has been pioneering new and innovative devices and treatments for sleep-disordered breathing, chronic obstructive pulmonary disease, and other chronic diseases for more than 25 years. ResMed’s world-leading products and innovative solutions improve the quality of life for millions of patients worldwide, reduce the impact of chronic disease, and save healthcare costs. For more information about ResMed and its businesses, visit www.resmed.com or follow @resmed on Twitter.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements—including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products—are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:

Agnes Lee

Senior Director, Investor Relations

(858) 836-5971

investorrelations@resmed.com

News Media:

Alison Graves

Director, Global Corporate Communications

(858) 836-6789

news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2015	2014

Net revenue	$411,647	$380,399
Cost of sales	173,028	143,086
Gross profit	238,619	237,313

Operating expenses
Selling, general and administrative	111,095	110,520
Research and development	27,192	30,024
Amortization of acquired intangible assets	2,307	2,094
Total operating expenses	140,594	142,638
Income from operations(1)	98,025	94,675

Other income (expenses), net:
Interest income, net	3,422	5,584
Other, net	(2,003)	1,671
Total other income, net	1,419	7,255

Income before income taxes	99,444	101,930
Income taxes	19,041	18,670
Net income(1)	$80,403	$83,260

Basic earnings per share	$0.57	$0.59
Diluted earnings per share	$0.57	$0.58
Non-GAAP diluted earnings per share, excluding the impact of amortization of acquired intangible assets(1)	$0.58	$0.59

Basic shares outstanding	140,309	140,127
Diluted shares outstanding	141,946	142,683

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	September 30, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$822,053	$717,249
Accounts receivable, net	327,168	362,568
Inventories	258,609	246,859
Prepayments, deferred income taxes and other current assets	124,970	117,506
Total current assets	1,532,800	1,444,182
Property, plant and equipment, net	368,984	387,758
Goodwill and other intangible assets, net	305,418	311,403
Deferred income taxes and other non-current assets	47,477	40,917
Total non-current assets	721,879	740,078
Total assets	$2,254,679	$2,184,260
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,482	$81,112
Accrued expenses	117,651	132,976
Deferred revenue	34,848	36,097
Income taxes payable	26,550	16,278
Deferred income taxes	776	796
Total current liabilities	257,307	267,259
Non-current liabilities:
Deferred income taxes	7,968	8,062
Deferred revenue	23,446	19,284
Income taxes payable	1,754	1,754
Other long term liabilities	2,804	-
Non-current portion of long-term debt	500,587	300,594
Total non-current liabilities	536,559	329,694
Total liabilities	793,866	596,953
STOCKHOLDERS’ EQUITY:
Common stock	558	562
Additional paid-in capital	1,248,077	1,228,795
Retained earnings	2,014,344	1,976,020
Treasury stock	(1,506,542)	(1,444,554)
Accumulated other comprehensive income	(295,624)	(173,516)
Total stockholders’ equity	$1,460,813	$1,587,307
Total liabilities and stockholders’ equity	$2,254,679	$2,184,260

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Three Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$80,403	$83,260
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,403	18,582
Gain on disposal of business	-	(709)
Stock-based compensation costs	12,383	11,367
Excess tax benefit from stock-based compensation arrangements	(2,536)	(2,575)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	30,498	20,804
Inventories, net	(17,194)	(37,897)
Prepaid expenses, net deferred income taxes and other current assets	(3,526)	(15,168)
Accounts payable, accrued expenses and other liabilities	3,641	8,872
Net cash provided by operating activities	122,072	86,536
Cash flows from investing activities:
Purchases of property, plant and equipment	(16,403)	(20,681)
Patent registration costs	(2,423)	(2,366)
Business acquisitions, net of cash acquired	-	(7,318)
Investments in cost-method investments	(4,582)	(500)
Proceeds from sale of business	-	468
Payments on maturity of foreign currency contracts	(39,341)	(11,206)
Net cash used in investing activities	(62,749)	(41,603)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	4,352	4,930
Excess tax benefit from stock-based compensation arrangements	2,536	2,575
Purchases of treasury stock	(57,857)	(46,803)
Payment of business combination contingent consideration	-	(458)
Proceeds from borrowings, net of borrowing costs	200,000	75,000
Repayment of borrowings	(8)	(10)
Dividends paid	(42,079)	(39,199)
Net cash (used in) / provided by financing activities	106,944	(3,965)
Effect of exchange rate changes on cash	(61,463)	(65,004)
Net increase / (decrease) in cash and cash equivalents	104,804	(24,036)
Cash and cash equivalents at beginning of period	717,249	905,730
Cash and cash equivalents at end of period	822,053	881,694

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP operating income” is reconciled with GAAP income from operations below:

	Three Months Ended September 30,
	2015	2014
GAAP income from operations	98,025	94,675
Amortization of acquired intangible assets (A)	2,307	2,094
Non-GAAP operating income (excluding the impact of amortization of acquired intangible assets)	100,332	96,769
The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:
	Three Months Ended September 30,
	2015	2014
GAAP net income	80,403	83,260
Amortization of acquired intangible assets, net of tax (A)	1,717	1,601
Non-GAAP net income (A)	82,120	84,861
Diluted shares outstanding	141,946	142,683
GAAP diluted earnings per share	$0.57	$0.58
Non-GAAP diluted earnings per share (A)	$0.58	$0.59

(A)	ResMed excludes amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from excluding these charges to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that diluted earnings per share, which exclude the impact of the amortization of acquired intangible assets, is an additional measure of performance investors can use to compare operating results between reporting periods.

ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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